                            AMERICAN CONSUMERS, INC.
                            NET LOSS PER COMMON SHARE
                                   EXHIBIT 11



                                              THIRTEEN WEEKS ENDED
                                           --------------------------
                                            August 28,    August 30,
                                               2004          2003
                                           ------------  ------------
Net (loss) for computing (loss)
  per common share                         $  (124,884)  $   (14,285)
                                           ============  ============

Weighted average number of common shares
  outstanding during each period               811,910       815,830
                                           ============  ============

Net (loss) per common share                $    (0.154)  $    (0.018)
                                           ============  ============


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